Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 29, 2013 accompanying the financial statements of Redwood Mortgage Investors IX, LLC as of and for the years ended December 31, 2012 and 2011 and our report dated December 13, 2012 accompanying the consolidated balance sheet of Redwood Mortgage Corp. and Subsidiaries as of September 30, 2012, in Post-Effective Amendment No. 2 to the Registration Statement No. 333-181953 filed on Form S-11 on April 22, 2013 for Redwood Mortgage Investors IX, LLC.  We also consent to the reference to our firm under the heading "experts" in the prospectus and the supplement thereto.

/s/ ArmaninoLLP
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ArmaninoLLP
San Ramon, California
April 22, 2013